WISCONSIN CAPITAL FUNDS, INC.

Second Amended and Restated Rule 12b-1 Plan and Agreement
(effective as of February 5, 2021)
Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), this Second Amended and Restated Rule 12b-1 Plan and Agreement (the “Plan”) of Wisconsin Capital Funds, Inc. (“WCF”), a Maryland corporation, which Plan amends and restates the Amended and Restated Rule 12b-1 Plan and Agreement adopted as of May 11, 2020, and the Rule 12b-1 Plan and Agreement originally adopted as of May 21, 2007, is hereby adopted as of October 26, 2020, by a majority of the directors of WCF, including a majority of the directors who are not “interested persons” of WCF (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “non-interested directors”).
This Plan is effective with respect to each class of each series of WCF (each such series, a “Fund”) through Quasar Distributors, LLC (the “Distributor”) and relates to each class of each Fund identified in Schedule A on the date indicated therein.
1.Fee.
(a)Applicable Fee.
(i)Investor Class Shares. The Investor Class shares of each Fund shall pay to the Distributor a fee calculated and paid monthly at the annual rate of up to 0.25 of 1.00% of the average daily net asset value of that Fund’s shares attributable to such class.
(ii)Institutional Class Shares. The Institutional Class shares of each Fund are not subject to any 12b-1 fees under this Plan.
(iii)Class A Shares. The Class A shares of each Fund shall pay to the Distributor a fee calculated and paid monthly at the annual rate of up to 0.25 of 1.00% of the average daily net asset value of that Fund’s shares attributable to such class.
(b)Covered Services. Such payment represents compensation for distributing and servicing the Fund’s shares. Covered servicing expenses include, but are not limited to, costs associated with relationship management, retirement plan enrollment meetings, investment and educational meetings, conferences and seminars, and the cost of collateral materials for such events. Covered distribution expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature, expenses associated with electronic marketing and sales media and communications, and other sales or promotional expenses, including any compensation paid to any securities dealer or other person who renders assistance in distributing or promoting the sale of the Fund’s shares, who has incurred any distribution expenses on behalf of the Fund pursuant to either a Dealer Agreement executed by such party and the Distributor or such other arrangement authorized by the Distributor and WCF, including a majority of the non-interested directors, hereunder. Such compensation to securities dealers or other persons shall not exceed an annual rate of 0.25 of 1.00% of the average daily net asset value of that Fund’s Investor Class shares with respect to which they are the dealer or seller of record and shall not exceed an annual rate of 0.25 of 1.00%

of the average daily net asset value of that Fund’s Class A shares with respect to which they are the dealer or seller of record.
2.Reports. The Distributor shall prepare written reports to WCF’s Board of Directors on a quarterly basis showing all amounts paid under this Plan and the purposes for which such payments were made, plus a summary of the expenses incurred by the Distributor hereunder, together with such other information as from time to time shall be reasonably requested by the Board of Directors of WCF.
3.Term. For each Fund, the Plan shall remain in effect for one year, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the directors of WCF, including a majority of the non-interested directors of WCF, cast in person at a meeting called for such purpose.
4.Nominations. So long as the Plan is in effect, nominees for election as non-interested directors of WCF shall be selected by the non-interested directors as required by Rule 12b-1 under the Act.
5.Termination. The Plan may be terminated with respect to a Fund, without penalty, at any time by either a majority of the non-interested directors of WCF or by a vote of a majority of the outstanding voting securities of that Fund, and shall terminate automatically in the event of any act that terminates the Distribution Agreement with the Distributor relating to that Fund. To the extent the Plan is terminated with respect to any Fund, such termination will not affect the Plan with regard to any other Fund unless specifically indicated.
6.Amendment. As to any Fund, the Plan may not be amended to increase materially the amount authorized by this Plan to be spent for services described hereunder with respect to any Class of a Fund without approval by a majority of that Class of the Fund’s outstanding voting securities, and all material amendments to the Plan shall be approved by a vote of a majority of the directors of WCF, including a majority of the non- interested directors of WCF, cast in person at a meeting called for such purpose.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by WCF and the Distributor as evidenced by their execution hereof.

Dated as of February 5, 2021

Wisconsin Capital Funds, Inc.
By: /s/ Thomas G. Plumb
Name: Thomas G. Plumb
Title: President
Quasar Distributors, LLC
By: /s/ Mark Fairbanks
Name: Mark Fairbanks
Title: Vice President

Schedule A
The series and classes of Wisconsin Capital Funds, Inc. covered by this Agreement are as follows:

Series and Class	Effective Date
Plumb Balanced Fund
Investor Class Shares	May 21, 2007
Institutional Class Shares	August 1, 2020
Class A Shares	February 5, 2021

Plumb Equity Fund
Investor Class Shares	May 21, 2007
Institutional Class Shares	August 1, 2020
Class A Shares	February 5, 2021